Exhibit 10.1

Execution Version

3D SYSTEMS CORPORATION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of this ___ day of August, 2016, to become effective the 4th day of August, 2016 (the “Effective Date”), by and between 3D Systems Corporation, a corporation organized and existing under the laws of the State of Delaware (“Company”), and Charles W. Hull (“Executive”).

RECITALS

WHEREAS, commencing on the Effective Date, Company desires to employ Executive as Executive Vice President and Chief Technology Officer, subject to the terms and conditions of this Agreement; and

WHEREAS, Executive desires to be employed by Company in the aforesaid capacity subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing premises, of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows, effective as of the Effective Date:

AGREEMENT

1.	Employment.

Company hereby agrees to employ Executive, and Executive hereby accepts employment, as Executive Vice President and Chief Technology Officer, or such other position as mutually agreed to between Executive and the Company pursuant to the terms of this Agreement. Executive shall have the duties and responsibilities and perform such administrative and managerial services of that position as are set forth in the bylaws of Company (the “Bylaws”) or as shall be reasonably delegated or assigned to Executive by the Board of Directors of Company (the “Board”) from time to time. Executive shall carry out Executive’s responsibilities hereunder on a full-time basis for and on behalf of Company; provided that Executive shall be entitled to devote time to outside boards of directors, personal investments, civic and charitable activities, and personal education and development, so long as such activities do not interfere with or conflict with Executive’s duties hereunder in any material respect, and provided that Executive notifies the Corporate Governance and Nominating Committee of the Board (the “Governance Committee”) of any outside boards of directors on which Executive intends to serve, and the Governance Committee consents to such service, which consent may be granted or withheld in the sole discretion of the Governance Committee. Notwithstanding the foregoing, Executive agrees that, during the term of this Agreement, Executive shall not act as an officer or employee of any for profit business other than Company without the prior written consent of Company.

2.	Term.

The term of Executive’s employment by Company under this Agreement (the “Employment Period”) shall commence on the Effective Date and shall continue in effect through the second (2nd) anniversary of the Effective Date, unless earlier terminated as provided herein. Thereafter, unless Company or Executive shall elect not to renew the Employment Period upon the expiration of the initial term or any renewal term, which election shall be made by providing written notice of nonrenewal to the other party at least thirty (30) days prior to the expiration of the then current term, the Employment Period shall be extended for an additional twelve (12) months. If Company elects not to renew the Employment Period at the end of the initial term or any renewal term, such nonrenewal shall be treated as a termination of the Employment Period and Executive’s employment without Cause by Company for the limited purpose of determining the payments and benefits available to Executive under this Agreement (e.g., Executive shall be entitled to the severance benefits set forth in Section 4.5.1). If Executive elects not to renew the Employment Period, such nonrenewal shall constitute a termination of Executive’s employment and the Employment Period by Executive without Constructive Discharge, and Executive shall only be entitled to the payments and benefits set forth in Section 4.5.2.

3.	Compensation and Benefits.

In consideration for the services Executive shall render under this Agreement, Company shall provide or cause to be provided to Executive the following compensation and benefits:

3.1              Base Salary. During the Employment Period Company shall pay to Executive an annual base salary, which at the Effective Date is $389,000.00 per annum, subject to all appropriate federal and state withholding taxes and which shall be payable in accordance with Company’s normal payroll practices and procedures. Executive’s base salary shall be reviewed annually by the Board, or a committee of the Board, and may be increased in the sole discretion of the Board, or such committee of the Board, based on Executive’s performance during the preceding calendar year. Executive’s base salary, as such base salary may be increased hereunder, is hereinafter referred to as the “Base Salary.”

3.2              Performance Bonuses. Executive shall be eligible to receive cash bonuses in accordance with this Section 3.2 (each a “Performance Bonus”). Payment of any Performance Bonus will be subject to the sole discretion of the Compensation Committee of the Board (the “Compensation Committee”), and such Performance Bonus shall be determined in the sole discretion of the Compensation Committee. Performance Bonuses, if any, shall be paid according to the terms of the bonus plan or program in which Executive participates from time to time. Subject to Section 4.5.1 and Section 4.5.3 below, Executive must be employed to be entitled to any portion of any Performance Bonus, and the Performance Bonus shall not be considered earned under this Agreement until such Bonus is paid.

3.3              Benefits. During the Employment Period and as otherwise provided hereunder, Executive shall be entitled to the following:

3.3.1        Vacation. Executive shall be entitled to participate in the Company’s vacation policy for similarly-situated executives of the Company.

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3.3.2        Participation in Benefit Plans. Executive shall be entitled to health and/or dental benefits, including immediate coverage for Executive and Executive’s eligible dependents, which are generally available to Company’s executive employees and as provided by Company, subject to the terms of its group health insurance plan. In addition, Executive shall be entitled to participate in any profit sharing plan, retirement plan, group life insurance plan or other insurance plan or medical expense plan maintained by Company for its executives generally, in accordance with the general eligibility criteria therein and subject to the terms of any applicable plan. Nothing in this Agreement shall be construed as a promise to provide any particular benefit, should the Company decide to discontinue or amend any particular benefit plan for other executives.

3.3.3        Perquisites. Executive shall be entitled to such other benefits and perquisites that are generally available to Company’s executive employees and as provided in accordance with Company’s plans, practices, policies and programs for executive employees of Company.

3.4              Expenses. Company shall reimburse Executive for proper and necessary expenses incurred by Executive in the performance of Executive’s duties under this Agreement from time to time upon Executive’s submission to Company of invoices of such expenses in reasonable detail and subject to all standard policies and procedures of Company with respect to such expenses.

3.5              Stock Awards. Executive shall be eligible to participate in any applicable stock bonus, restricted stock award, restricted stock unit, stock option, or similar plan, if any, implemented by Company and generally available to its executive employees. The amount of the awards, if any, made thereunder shall be in the sole discretion of the Board or Compensation Committee. Any such award that may be granted shall be subject to the terms of any applicable plan or agreement, and Executive shall not be entitled to any award if Executive does not sign, or comply with, the terms of any plan or agreement required for the award.

3.6              Amendments to Existing Stock Awards. Contemporaneously with or as soon as practicable following the Effective Date, Executive and Company shall enter into amendments to the Restricted Stock Purchase Agreements and the Restricted Stock Award Agreement described on Exhibit “A” attached hereto. The forms of such amendments are attached hereto as Exhibit “B”, and shall be customized in respect of the Restricted Stock Purchase Agreements and the Restricted Stock Award Agreement to which Executive is a party in the sole discretion of the Compensation Committee.

4.	Termination of Services Prior To Expiration of Agreement.

Executive’s employment and the Employment Period may be terminated at any time as follows (the effective date of such termination hereinafter referred to as the “Termination Date”):

4.1              Termination upon Death or Disability of Executive.

4.1.1        Executive’s employment and the Employment Period shall terminate immediately upon the death of Executive. In such event, all rights of Executive and/or Executive’s estate (or named beneficiary) shall cease except for the right to receive payment of the amounts set forth in Section 4.5.3 of the Agreement.

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4.1.2        Company may terminate Executive’s employment and the Employment Period upon the disability of Executive. For purposes of this Agreement, Executive shall be deemed to be “disabled” if Executive, as a result of illness or incapacity, shall be unable to perform substantially Executive’s required duties for a period of three (3) consecutive months or for any aggregate period of three (3) months in any six (6) month period. In the event of a dispute as to whether Executive is disabled, Company may refer Executive to a licensed practicing physician who is mutually acceptable to Executive and Company, and Executive agrees to submit to such tests and examination as such physician shall deem appropriate to determine Executive’s capacity to perform the services required to be performed by Executive hereunder. In such event, the parties hereby agree that the decision of such physician as to the disability of Executive shall be final and binding on the parties. Any termination of the Employment Period under this Section 4.1.2 shall be effected without any adverse effect on Executive’s rights to receive benefits under any disability policy of Company, but shall not be treated as a termination without Cause and Executive shall be entitled to no further benefits or compensation under this Agreement.

4.2              Termination by Company for Cause. Company may terminate Executive’s employment and the Employment Period for Cause (as defined herein) upon written notice to Executive, which termination shall be effective on the date specified by Company in such notice; provided, however, that in respect of Sections 4.2.1 and 4.2.4 only, Executive shall have a period of ten (10) days after the receipt of the written notice from Company to cure the particular action or inaction, to the extent a cure is possible. For purposes of this Agreement, the term “Cause” shall mean:

4.2.1        The willful failure by Executive to perform Executive’s duties and obligations hereunder in any material respect, as determined by the Chief Executive Officer in his reasonable judgment, other than any such failure resulting from the disability of Executive;

4.2.2        Executive’s commission of a crime or offense involving the property of Company, or any crime or offense constituting a felony or involving fraud or moral turpitude;

4.2.3        Executive’s violation of any law, which violation is materially injurious or could reasonably be expected to be materially injurious to the operations, prospects or reputation of Company;

4.2.4        Executive’s material violation of this Agreement or any generally recognized policy of Company or Executive’s refusal to follow Company’s reasonable and lawful instructions;

4.2.5        Executive’s commission, by act or omission, of any material act of dishonesty in performing employment duties; or

4.2.6        Executive’s use of alcohol or illegal drugs that interferes with performing employment duties, as determined by the Board.

Any notice of termination for Cause provided to Executive pursuant to Sections 4.2.1, 4.2.4 or 4.2.5 shall specify in reasonable detail specific facts regarding any such assertion.

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4.3              Termination by Company without Cause; Termination by Executive without Constructive Discharge. Executive may terminate Executive’s employment and the Employment Period at any time for any reason upon thirty (30) days’ prior written notice to Company. Company may terminate Executive’s employment and the Employment Period without Cause effective immediately upon written notice to Executive. Upon termination of Executive’s employment with Company for any reason, Executive shall be deemed to have resigned from all positions with the Company and each of its subsidiaries and shall take all appropriate steps and cooperate with Company to effect such terminations (provided, that any such deemed resignations shall not affect Executive’s entitlement (if any) to severance pay and benefits hereunder).

4.4              Termination by Executive for Constructive Discharge.

4.4.1        Executive may terminate Executive’s employment and the Employment Period, in accordance with the process set forth below, as a result of a Constructive Discharge. For purposes of this Agreement “Constructive Discharge” shall mean the occurrence of any of the following:

(i)                 a failure of Company to meet its obligations in any material respect under this Agreement, including, without limitation, (x) a greater than 10% reduction in Base Salary or (y) any failure to pay the Base Salary (other than, in the case of clause (y), the inadvertent failure to pay a de minimis amount of the Base Salary, which payment is immediately made by Company upon notice from Executive);

(ii) a material diminution in or other substantial adverse alteration in the nature or scope of Executive’s responsibilities, authority, or duties with Company from those in effect on the Effective Date; or

(iii) without Executive’s prior written agreement, Executive’s principal place of business is moved to a location that is more than seventy-five (75) miles from the Company’s offices located in Valencia, California.

In the event of the occurrence of a Constructive Discharge, Executive shall have the right to terminate Executive’s employment hereunder and receive the benefits set forth in Section 4.5.1 below, upon delivery of written notice to Company no later than the close of business on the sixtieth (60th) day following the effective date of the Constructive Discharge; provided, however, that such termination shall not be effective until the expiration of thirty (30) days after receipt by Company of such written notice if Company has not cured such Constructive Discharge within the 30-day period. If Company so effects a cure, the Constructive Discharge notice shall be deemed rescinded and of no force or effect. Notwithstanding the foregoing, such notice and lapse of time shall not be required with respect to any event or circumstance which is the same or substantially the same as an event or circumstance with respect to which notice and an opportunity to cure has been given within the previous six (6) months. The Termination Date due to Constructive Discharge shall be the date of Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)).

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4.5              Rights upon Termination. Upon termination of Executive’s employment and the Employment Period, the following shall apply:

4.5.1        Termination by Company Without Cause or for Constructive Discharge. If Company terminates Executive’s employment and the Employment Period without Cause, or if Executive terminates Executive’s employment and the Employment Period as a result of a Constructive Discharge, Executive shall be entitled to receive payment of any Base Salary amounts that have accrued but have not been paid as of the Termination Date, and the unpaid Performance Bonus, if any, with respect to the calendar year preceding the calendar year in which the Termination Date occurs (such Performance Bonus, if any, to be determined in the manner that it would have been determined, and payable at the time it would have been payable, under Section 3.2 had there been no termination of the Employment Period). In addition, subject to Sections 4.5.2 and 4.7, below, Company shall, subject to Sections 9.13, 9.14 and 9.15, be obligated to pay Executive (or provide Executive with) the following benefits as severance:

(i)                 an amount equal to Executive’s Base Salary, payable in twelve (12) equal monthly installments commencing on the Termination Date, such amount to be payable regardless of whether Executive obtains other employment and is compensated therefor (but only so long as Executive is not in violation of any provision of Section 6) (with the first two (2) installments to be paid on the sixtieth (60th) day following the Termination Date and the remaining ten (10) installments being paid on the ten (10) following monthly anniversaries of such date);

(ii)               any unused vacation time accrued in the calendar year in which the Termination Date occurs;

(iii)             if Executive elects to continue Executive’s then current enrollment (including family enrollment, if applicable) in the health and/or dental insurance benefits set forth in Section 3.3.2 in accordance with COBRA, then for a period of up to twelve (12) months following the Termination Date, the Company will continue to pay a portion of the premiums such that Executive’s contribution to such plans will remain the same as if Executive were employed by Company, such contributions to be paid by Executive in the same period (e.g., monthly, bi-weekly, etc.) as all other employees of Company (but deductions from Executive’s monthly severance payments may be deemed acceptable for this purpose in the discretion of Company); provided, however that Company may terminate such coverage if payment from Executive is not made within ten (10) days of the date on which Executive receives written notice from Company that such payment is due; and provided, further, that such benefits shall be discontinued earlier to the extent that Executive is no longer eligible for COBRA continuation coverage. In addition, this benefit is contingent upon timely election of COBRA continuation coverage and will run concurrent with the COBRA period. Executive acknowledges and agrees that the amount of any such premiums paid by the Company will constitute taxable wages for income and employment tax purposes; and

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(iv)             in the event, and only in the event, that such Termination Date occurs on or prior to December 31, 2017, a pro-rata portion of the Performance Bonus, if any, with respect to the calendar year in which the Termination Date occurs (such Performance Bonus, if any, to be determined in the manner that it would have been determined, and payable at the time it would have been payable, under Section 3.2 had there been no termination of the Employment Period).

For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive the foregoing payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment.

4.5.2        Termination With Cause by Company or Without Constructive Discharge by Executive. If Company terminates Executive’s employment and the Employment Period with Cause, or if Executive terminates Executive’s employment and the Employment Period other than as a result of a Constructive Discharge, (i) Company shall be obligated to pay Executive any Base Salary amounts that have accrued but have not been paid as of the Termination Date, (ii) any unpaid Performance Bonus to which Executive otherwise would be entitled shall be forfeited; and (iii) any unused vacation time accrued in the calendar year in which the Termination Date occurs.

4.5.3        Termination Upon Death or Disability. If Executive’s employment and the Employment Period are terminated because of the death of Executive or because Executive is disabled, Company shall, subject to Sections 9.13 and 9.14, be obligated to pay Executive or, if applicable, Executive’s estate, the following amounts: (i) earned but unpaid Base Salary; (ii) the unpaid Performance Bonus, if any, with respect to the calendar year preceding the calendar year in which the Termination Date occurs (such Performance Bonus, if any, to be determined in the manner it would have been determined, and payable at the time it would have been payable, under Section 3.2 had there been no termination of the Employment Period); and (iii) any unused vacation time accrued in the calendar year in which the Termination Date occurs.

4.6              Effect of Notice of Termination. Any notice of termination by Company, in the discretion of the Company, whether for Cause or without Cause, may specify that, during the notice period, Executive need not attend to any business on behalf of Company.

4.7              Requirement of a Release; Exclusivity of Severance Payments under this Agreement. As a condition to the receipt of the severance payments and termination benefits to be provided to Executive pursuant to this Section 4 upon termination of Executive’s employment without Cause or with Constructive Discharge, Executive shall execute and deliver to Company (without revoking during any applicable revocation period specified in the release) a general release of claims against Company and its affiliates in a customary form reasonably satisfactory to Company within forty-five (45) days following the Termination Date, which shall be in form and substance satisfactory to the Company (provided, that Executive shall not be required to release any rights under this Agreement or any other agreement with the Company or any of its affiliates with respect to any payments or obligations of the Company or such affiliates that under the terms of the applicable agreement are to be made or satisfied after the Termination Date, any rights to insurance coverage or any rights under benefit plans that by their terms survive the termination of Executive’s employment, or any indemnification or related rights under Company’s certificate of incorporation or Bylaws or under any indemnification agreement between Company and Executive or any rights under any director and officer liability insurance policy maintained by Company for the benefit of Executive). In addition, the severance payments and termination benefits to be provided to Executive pursuant to this Section 4 upon termination of Executive’s employment shall constitute the exclusive payments in the nature of severance or termination pay or salary continuation which shall be due to Executive upon a termination of employment and shall be in lieu of any other such payments under any severance plan, program, policy or other arrangement which has heretofore been or shall hereafter be established by Company or any of its affiliates, other than payments to Executive under any indemnification or related rights under Company’s certificate of incorporation or Bylaws or under any indemnification agreement between Company and Executive or under any director and officer liability insurance policy maintained by Company for the benefit of Executive. Without limiting Executive’s obligations under Section 6.10, Executive shall furthermore agree, as a condition to Company’s obligation to pay severance payments and termination benefits, to return any and all Company property and to abide by any existing restrictive covenant obligations set forth in this Agreement that survive the termination of this Agreement.

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5.	Consulting Period.

5.1              Prior Consulting Agreement. Company and Executive acknowledge that certain Consulting Agreement entered into by and between them on February 28, 1999 (the “Consulting Agreement”).

5.2              Effect of the Consulting Agreement. Except upon occurrence of the conditions in Sections 5.3 and 5.4, the parties acknowledge and agree that, as of the Effective Date of this Agreement, the Consulting Agreement is and shall be of no legal effect.

5.3              Conversion Election to Consulting Agreement. Executive may, at his option, elect to terminate the Employment Period and convert his employment under this Agreement to a consulting relationship under the Consulting Agreement (the “Conversion Election”). A Conversion Election shall be valid only if Executive provides Company with written notice setting forth the date on which the Conversion Election is to be effective, which date must be at least three (3) months following the date on which the written notice is provided (the “Conversion Notice”). The Conversion Notice shall be irrevocable upon delivery to Company. For purposes of this Agreement, Executive’s termination of his employment and the Employment Period by Conversion Election shall be considered a termination by the Executive without Constructive Discharge, which termination shall be effective on the date provided in the Conversion Notice. Notwithstanding the termination described in the preceding sentence, the parties understand and agree that the Consulting Compensation described in Section 5.5.4 is intended to be paid to Executive as current compensation in consideration of Executive’s bona fide services performed as a consultant and is not intended to be nonqualified deferred compensation. Executive expressly acknowledges and agrees that the conditions of this Section 5.3 are the exclusive means by which Executive can make a Conversion Election and that any Conversion Election shall not be effective if Executive’s employment under this Agreement is terminated for any reason either (i) before Executive delivers to Company a Conversion Notice; or (ii) during the pendency of a Conversion Notice. In the event Executive’s employment under this Agreement is terminated before Executive delivers a Conversion Notice or during the pendency of a Conversion Notice, the provisions of Section 4.5 shall exclusively control Executive’s rights arising from such termination.

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5.4              Effectiveness of the Consulting Agreement Upon a Conversion Election. If Executive’s employment and the Employment Period are terminated by Conversion Election pursuant to Section 5.3, and provided that Executive’s employment and the Employment Period have not otherwise been terminated either before or during the pendency of the Conversion Notice, then the Consulting Agreement shall be revived and deemed legally effective as of the date specified in the Conversion Notice (the “Conversion Date”) subject to the terms of Section 5.5 below.

5.5              Performance of the Consulting Agreement After a Conversion Election. If the Consulting Agreement takes effect following a Conversion Election pursuant to Section 5.4, then commencing on the Conversion Date the parties shall thereafter perform their respective obligations under and pursuant to the written terms of the Consulting Agreement subject to the following Sections 5.5.1 to 5.5.6.

5.5.1        Reference to the “Date Hereof”. References to the “date hereof” or similar language in the Consulting Agreement shall be understood to mean the Conversion Date.

5.5.2        References to Prior Employment Agreement. Section 1 and Section 10(j) of the Consulting Agreement are hereby deleted in their entirety.

5.5.3        Modification of the Consulting Term. The Consulting Term in Section 3 of the Consulting Agreement is hereby amended and restated in its entirety as follows:

“The engagement of Hull as a Consultant hereunder shall commence as of the date hereof and shall continue for a term of forty-four (44) months.”

5.5.4        Modification of Consulting Compensation. The first sentence of Section 6 of the Consulting Agreement is hereby amended and restated in its entirety as follows:

“As compensation for Hull’s service hereunder during the term hereof, the Corporation shall pay Hull the following sums: Months 1–8: $183,333.33 in the aggregate (approximately $22,917 per month); Months 9–20: $150,000.00 in the aggregate ($12,500 per month); Months 21–32: $100,000.00 in the aggregate (approximately $8,333 per month); Months 33–44: $100,000.00 in the aggregate (approximately $8,333 per month).”

5.5.5        Equity Awards. Section 7 of the Consulting Agreement is hereby amended and restated in its entirety as follows:

“The Restricted Stock Purchase Agreements and the Restricted Stock Award Agreement listed on Exhibit A to the Employment Agreement dated August 4, 2016 by and between Hull and the Corporation (the “Employment Agreement”) shall continue in force, subject to and in accordance with the terms thereof; provided that such agreements have not otherwise expired or terminated prior to the date hereof. References to “employ” in the Restricted Stock Award Agreement shall be deemed to refer to Hull’s continued service as a consultant under this Agreement.”

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5.5.6        Modification of Miscellaneous Provisions. Section 10(d) of the Consulting Agreement is hereby amended and restated in its entirety as follows:

“This Agreement embodies the entire agreement of the parties respecting matters within its scope, and may be modified only in writing. Notwithstanding the foregoing sentence, the following items survive this Agreement: (i) Section 5, Section 6, Section 8, and Section 9.9 of the Employment Agreement; (ii) the items designated for survival in Exhibit A of the Employment Agreement; and (iii) the Restricted Stock Purchase Agreements and Restricted Stock Award Agreement, as such agreements may be amended from time to time, listed in Exhibit A of the Employment Agreement; provided that such agreements have not otherwise expired or terminated prior to the date hereof.”

5.5.7        Continued Application of the Restrictive Covenants. If the Consulting Agreement takes effect following a Conversion Election, the restrictive covenants in Section 6 of this Agreement shall survive such Conversation Election and the restrictive covenants therein shall be applicable during and after the term of the Consulting Agreement in the same manner and duration as are applicable to the Employment Period under Section 6 of this Agreement. For example, if a restrictive covenant in Section 6 of this Agreement applies “during the Employment Period” and for a specified period of time after expiration of the Employment Period, then such covenant would be applicable in the same manner during the consulting term and for the same period of time following expiration of the consulting term.

6.	Restrictive Covenants.

The growth and development of Company and its affiliates and subsidiaries (collectively, “3D Systems”) depends to a significant degree on the possession and protection of its customer list, customer information and other confidential and proprietary information relating to 3D Systems’ products, services, methods, pricing, costs, research and development and marketing. All 3D Systems employees and others engaged to perform services for 3D Systems have a common interest and responsibility in seeing that such customer information and other Confidential Information, as that term is defined in Section 6.6 below, is not disclosed to any unauthorized persons or used other than for 3D Systems’ benefit. This Section 6 expresses a common understanding concerning Company’s and Executive’s mutual responsibilities. Therefore, in consideration for Company’s agreement to employ or continue to employ Executive and grant Executive access to its Confidential Information, trade secrets, customer relationships and business goodwill, and for other good and valuable consideration from Company, including, without limitation, compensation, benefits, raises, bonus payments or promotions, the receipt and sufficiency of which are hereby acknowledged, and the severance benefits payable pursuant to Section 4.5, Executive covenants and agrees as follows, which covenant and agreement is essential to this Agreement and Executive’s employment with Company:

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6.1              Solicitation. Executive acknowledges that the identity and particular needs of 3D Systems’ customers are not generally known and were not known to Executive prior to Executive’s employment with 3D Systems; that 3D Systems has relationships with, and a proprietary interest in the identity of, its customers and their particular needs and requirements; and that documents and information regarding 3D Systems’ pricing, sales, costs and specialized requirements of 3D Systems’ customers are highly confidential and constitute trade secrets. Accordingly, Executive covenants and agrees that during the Employment Period and for a period of twelve (12) months after the Termination Date, regardless of the reason for such termination, Executive will not, except on behalf of 3D Systems during and within the authorized scope of Executive’s employment or consulting with 3D Systems, directly or indirectly, use any Confidential Information to: (i) call on, sell to, solicit or otherwise deal with any accounts, or customers of 3D Systems which Executive called upon, contacted, solicited, sold to, or about which Executive learned Confidential Information while employed by 3D Systems, for the purpose of soliciting, selling and/or providing, to any such account or customer, any products or services similar to or in competition with any products or services then being sold by 3D Systems; or (ii) solicit the services of any person who is an employee of 3D Systems; or (iii) solicit, induce or entice any employee of 3D Systems to terminate employment with 3D Systems or to work for anyone in competition with 3D Systems or its subsidiaries.

6.2              Non-Interference with Business Relationships. Executive covenants and agrees that during the Employment Period, Executive will not interfere with the relationship or prospective relationship between 3D Systems and any person or entity with which 3D Systems has a business relationship, or with which 3D Systems is preparing to have a business relationship.

6.3              Non-Competition.

Executive agrees that during the Employment Period, Executive shall not, directly or indirectly, for Executive’s own benefit or for the benefit of others, own any interest in, develop, manage, control, participate in, consult, render services, organize, or in any manner engage (whether as an officer, director, employee, independent contractor, partner, member, joint venturer, agent, representative, or otherwise, but in each instance, in a role similar to or the same as, or with any of the same or similar duties and responsibilities as, any position or services held or rendered by Employee on behalf of 3D Systems during Employee’s employment with 3D Systems) in any activity or enterprise providing 3D or additive manufacturing content-to-print solutions, including 3D printers, print materials, on-demand custom parts services and 3D authoring solutions for professionals and consumers anywhere in the United States or the world. Notwithstanding the terms of this Section 6.3, Employee shall not be prohibited from (i) being a beneficial owner of not more than five percent (5%) of the outstanding stock of any class of stock which is publicly traded and which enterprise is competitive with the Business of 3D Systems, so long as Employee has no active participation in the business of such person or (ii) serving as a director or advisor to any non-profit organization or governmental entity.

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6.4              Reasonableness of Restriction. Executive acknowledges that the foregoing non-solicitation, non-competition and non-interference restrictions placed upon Executive are necessary and reasonable to avoid the improper disclosure or use of Confidential Information, and that it has been made clear to Executive that Executive’s compliance with Section 6 of this Agreement is a material condition to Executive’s employment by Company. Executive further acknowledges and agrees that, if Executive breaches any of the requirements of Section 6.1, the restricted period set forth therein shall be tolled during the time of such breach, but not for longer than twelve (12) months.

Executive further acknowledges and agrees that 3D Systems has attempted to impose the restrictions contained hereunder only to the extent necessary to protect 3D Systems from unfair competition and the unauthorized use or disclosure of Confidential Information. However, should the scope or enforceability of any restrictive covenant be disputed at any time, Executive specifically agrees that a court may modify or enforce the covenant to the full extent it believes to be reasonable under the circumstances existing at the time.

6.5              Non-Disclosure. Executive further agrees that, other than as needed to fulfill the authorized scope of Executive’s duties with 3D Systems, Executive will not during the Employment Period or thereafter use for Executive’s benefit or for others or divulge or convey to any other person (except those persons designated by 3D Systems) any Confidential Information obtained by Executive during the period of Executive’s employment with 3D Systems. Executive agrees to observe all Company policies and procedures concerning such Confidential Information. Executive agrees that, except as may be permitted by written Company policies, Executive will not remove from Company’s premises any of such Confidential Information without the written authorization of Company. Executive’s obligations under this Agreement will continue with respect to Confidential Information until such information becomes generally available from public sources through no fault of Executive’s. During the Employment Period and thereafter Executive shall not disclose to any person the terms and conditions of Executive’s employment by 3D Systems, except: (i) to close family members, (ii) to legal and accounting professionals who require the information to provide a service to Executive, (iii) as required by law or (iv) to the extent necessary to inform a prospective or actual subsequent employer of Executive’s duties and obligations under this Agreement. If Executive is requested, becomes legally compelled by subpoena or otherwise, or is required by a regulatory body to make any disclosure that is prohibited by this Section 6.5, Executive will, except to the extent prohibited by law, promptly notify Company so that 3D Systems may seek a protective order or other appropriate remedy if 3D Systems deems such protection or remedy necessary under the circumstances. Subject to the foregoing, Executive may furnish only that portion of Confidential Information that Executive is legally compelled or required to disclose. The restrictions set forth herein are in addition to and not in lieu of any obligations Executive may have by law with respect to Confidential Information, including any obligations Executive may have under the Uniform Trade Secrets Act and/or similar statutes as applicable in the state of Executive’s residence and/or the state of Executive’s primary work location. Despite the foregoing, nothing in this Agreement shall be deemed to restrict Executive from communicating with any member of the United States Congress, from giving truthful testimony in any legal proceeding instituted or maintained, or from fully and candidly cooperating in connection with any investigation, inquiry or proceeding undertaken by, any agency or representative of the United States government, any State, or any of their respective political subdivisions having authority over any aspect of Company’s business operations, nor shall any such provision be deemed to require any party to seek the authority of the other in connection therewith. Further, the Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

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6.6              Definition of Confidential Information. As used herein, “Confidential Information” shall include, but is not limited to, the following categories of information, knowledge, or data currently known or later developed or acquired relating to 3D Systems’ business or received by 3D Systems in confidence from or about third parties, in each case when the same is not in the public domain or otherwise publicly available (other than as result of a wrongful act of an agent or employee of 3D Systems):

6.6.1        Any information concerning 3D Systems’ products, business, business relationships, business plans or strategies, marketing plans, contract provisions, actual or prospective suppliers or vendors, services, actual or anticipated research or development, new product development, inventions, prototypes, models, solutions, discussion guides, documentation, techniques, actual or planned patent applications, technological or engineering data, formulae, processes, designs, production plans or methods, or any related technical or manufacturing know-how or other information;

6.6.2        Any information concerning 3D Systems’ financial or profit data, pricing or cost formulas, margins, marketing information, sales representative or distributor lists, or any information relating to corporate developments (including possible acquisitions or divestitures);

6.6.3        Any information concerning 3D Systems’ current or prospective customer lists or arrangements, equipment or methods used or preferred by 3D Systems’ customers, or the customers or patients of customers;

6.6.4        Any information concerning 3D Systems’ use of computer software, source code, object code, or algorithms or architecture retained in or related to 3D Systems’ computer or computer systems;

6.6.5        Any personal or performance information about any 3D Systems’ employee;

6.6.6        Any information supplied to or acquired by 3D Systems under an obligation to keep such information confidential, including without limitation Protected Health Information (PHI) as that term is defined by the Health Insurance Portability and Accountability Act (HIPAA);

6.6.7        Any information, whether or not designated as confidential, obtained or observed by Executive or other 3D Systems employees during training sessions related to Executive’s work for 3D Systems;

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6.6.8        Any “trade secrets” as such term is defined by California law; and

6.6.9        Any other information treated as trade secrets or otherwise confidential by 3D Systems.

Executive hereby acknowledges that some of this information may not be a “trade secret” under applicable law. Nevertheless, Executive agrees not to disclose it.

6.7              Inventions, Discoveries, and Work for Hire. Executive recognizes and agrees that all ideas, works of authorship, inventions, patents, copyrights, designs, processes (e.g., development processes), methodologies (e.g., development methodologies), machines, manufactures, compositions of matter, enhancements, and other developments or improvements and any derivative works based thereon, including, without limitation, potential marketing and sales relationships, research, plans for products or services, marketing plans, computer software (including source code and object code), computer programs, original works of authorship, characters, know-how, trade secrets, information, data, developments, discoveries, improvements, modifications, technology and algorithms, whether or not subject to patent or copyright protection (the “Inventions”) that (i) were made, conceived, developed, authored or created by Executive, alone or with others, during the time of Executive’s employment or consulting, whether or not during working hours, that relate to the business of 3D Systems or to the actual or demonstrably anticipated research or development of 3D Systems, (ii) were used by Executive or other personnel of 3D Systems during the time of Executive’s employment or consulting, even if such Inventions were made, conceived, developed, authored or created by Executive prior to the start of Executive’s employment or consulting, (iii) are made, conceived, developed, authored or created by Executive, alone or with others, within one (1) year from the Termination Date or, as applicable, the termination of Executive’s consulting services and that relate to the business of 3D Systems or to the actual or demonstrably anticipated research or development of 3D Systems, or (iv) result from any work or consulting performed by Executive for 3D Systems (collectively with (i)-(iii), the “Company Inventions”) are the sole and exclusive property of Company.

Notwithstanding the foregoing, Company Inventions do not include any Inventions made, conceived, developed, authored or created by Executive, alone or with others, for which no equipment, supplies, facility or trade secret information of 3D Systems was used and which were developed entirely on Executive’s own time, unless (1) the Invention relates (A) to the business of 3D Systems, or (B) to the actual or demonstrably anticipated research or development of 3D Systems, or (2) the Company Invention results from any work performed by Executive for 3D Systems. Employee understands that 3D Systems agrees that notwithstanding anything to the contrary in this Section 6.7, nothing in this Agreement shall apply to any Inventions that qualify fully under the provisions of Section 2870 of the California Labor Code.

For the avoidance of doubt, Executive expressly disclaims any and all right title and interest in and to all Company Inventions. Executive acknowledges that Executive has and shall forever have no right, title or interest in or to any patents, copyrights, trademarks, industrial designs or other rights in connection with any Company Inventions.

Executive hereby assigns to Company all present and future right, title and interest Executive has or may have in and to the Company Inventions. Executive further agrees that (i) Executive will promptly disclose all Company Inventions to 3D Systems; and (ii) all of the Company Inventions, to the extent protectable under copyright laws, are “works made for hire” as that term is defined by the Copyright Act, 17 U.S.C. § 101, et seq.

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At the request of and without charge to Company, Executive will do all things deemed by Company to be reasonably necessary to perfect title to the Company Inventions in Company and to assist in obtaining for Company such patents, copyrights or other protection in connection therewith as may be provided under law and desired by Company, including but not limited to executing and signing any and all relevant applications, assignments, or other instruments. Executive further agrees to provide, at Company’ request, declarations or affidavits and to give testimony, in depositions, hearings or trials, in support of inventorship. These obligations continue even after the Termination Date and, as applicable, the termination of Executive’s consulting services. Company agrees that Executive will be reimbursed for reasonable expenses incurred in providing such assistance to Company. In the event Company is unable, after reasonable effort, to secure Executive’s signature on any document or documents needed to apply for or prosecute any patent, copyright or other right or protection relating to any Company Invention, for any reason whatsoever, Executive hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact to act for and on Executive’s behalf to execute and file any such application or other document and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or similar protections thereon with the same legal force and effect as if executed by Executive.

For purposes of this Agreement, a Company Invention shall be deemed to have been made during Executive’s employment or consulting if, during such period, the Company Invention was conceived, in part or in whole, or first actually reduced to practice or fixed in a tangible medium during Executive’s employment or consulting with Company. Executive further agrees and acknowledges that any patent or copyright application filed within one (1) year after the Termination Date or, as applicable, the termination of Executive’s consulting services shall be presumed to relate to a Company Invention made during the term of Executive’s employment or consulting unless Executive can provide evidence to the contrary.

6.8              Covenants Are Independent Elements. The parties acknowledge that the restrictive covenants contained in this Section 6 are essential independent elements of this Agreement and that, but for Executive agreeing to comply with them, Company would not continue to employ Executive and would not provide the compensation herein. Accordingly, the existence or assertion of any claim by Executive against Company, whether based on this Agreement or otherwise, shall not operate as a defense to Company’s enforcement of the covenants this Section 6. An alleged or actual breach of the Agreement by the Company will not be a defense to enforcement of the provisions of Section 6 or other obligations of Executive to the Company.

6.9              Prior Employment. Executive hereby agrees that during the course and scope of the employment relationship with Company, Executive shall neither disclose nor use any confidential information, invention, or work of authorship derived from, developed or obtained in any prior employment relationship, and understands that any such disclosure or use would be injurious to the economic and legal interests of Company. Executive represents that Executive has informed Company of any non-competition, non-solicitation, confidentiality, work-for-hire or similar agreements to which Executive is subject or may be bound, and has provided Company with copies of any such non-competition and non-solicitation agreements.

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6.10          Return of Data. In the event of the termination of Executive’s employment with Company for any reason whatsoever, Executive agrees to deliver promptly to Company all formulas, correspondence, reports, computer programs and similar items, customer lists, marketing and sales data and all other materials pertaining to Confidential Information, and all copies thereof, obtained by Executive during the period of Executive’s employment with Company which are in Executive’s possession or under his control. Executive further agrees that Executive will not make or retain any copies of any of the foregoing and will so represent to Company upon termination of his employment. In the event Executive makes a valid Conversion Election pursuant to Sections 5.3 and 5.4, this Section 6.10 shall not be construed to restrict Executive from retaining Company data that Executive has been authorized by Company to retain in furtherance of his consulting duties under the Consulting Agreement.

6.11          Non-Disparagement. Executive agrees that during the Employment Period and at all times thereafter, Executive will not make any statement, nor imply any meaning through Executive’s action or inaction, if such statement or implication would be adverse to the interests of 3D Systems, its customers or its vendors or may reasonably cause any of the foregoing embarrassment or humiliation; nor will Executive otherwise cause or contribute to any of the foregoing being held in disrepute by the public or any other 3D Systems customer(s), vendor(s) or employee(s). Company agrees to instruct its officers, directors and agents speaking regarding Executive with the prior knowledge and the express approval of an executive officer or director of the Company not to disparage Executive to future employers of the Executive or others; provided, however, that nothing contained in this Section 6.11 will restrict or impede Company from (i) complying with any applicable law, legal process, regulation or stock exchange requirement, including disclosure obligations under securities laws and regulations, or a valid order of a court of competent jurisdiction or an authorized government agency or entity; (ii) making any statement required or reasonably desirable in connection with the enforcement or defense of any claim, legal proceeding or investigation involving Executive or the Company or any of their respective Affiliates; or (iii) providing information to any future employer or prospective employer of Executive regarding Executive’s obligations under this Agreement or any other agreement to which Executive is a party. Nothing herein prevents disclosure, in the sole discretion of the Company and its employees, of this Agreement, or discussion of Executive’s employment with, and separation of employment from, the Company, by and among employees and other agents of Company with a business need to know such information. The restrictions of this Section 6.11 shall apply to, but are not limited to, communication via the Internet, any intranet, or other electronic means, such as social media web sites, electronic bulletin boards, blogs, email messages, text messages or any other electronic message. The restrictions of this Section 6.11 shall not be construed to prohibit or limit Executive, Company or any other Person from testifying truthfully in any proceeding, arbitration or governmental investigation.

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6.12          Injunctive Relief and Additional Remedies for Breach. Executive further expressly acknowledges and agrees that any breach or threatened breach of the provisions of this Section 6 shall entitle 3D Systems, in addition to any other legal remedies available to it, to obtain injunctive relief, to prevent any violation of this Section 6 without the necessity of 3D Systems posting bond or furnishing other security and without proving special damages or irreparable injury. Executive recognizes, acknowledges and agrees that such injunctive relief is necessary to protect 3D Systems’ interest. Executive understands that in addition to any other remedies available to 3D Systems at law or in equity or under this Agreement for violation of this Agreement, other agreements or compensatory or benefit arrangements Executive has with 3D Systems may include provisions that specify certain consequences thereunder that will result from Executive’s violation of this Agreement, which consequences may include repaying 3D Systems or foregoing certain equity awards or monies, and any such consequences shall not be considered by Executive or any trier of fact as a forfeiture, penalty, duplicative remedy or exclusive remedy. Notwithstanding Section 9.9, the exclusive venue for any action for injunctive or declaratory relief with respect to this Section 6 shall be the state or federal courts located in Los Angeles County, California. Company and Executive hereby irrevocably consent to any such courts’ exercise of jurisdiction over them for such purpose.

6.13          Notification to Third Parties. Company may, at any time during or after the termination of Executive’s employment with Company, notify any person, corporation, partnership or other business entity employing or engaging Executive or evidencing an intention to employ or engage Executive as to the existence and provisions of this Agreement.

6.14          Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Period or, as applicable, the consulting term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment or the consulting term for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive’s Base Salary on the Termination Date or, as applicable, at an hourly rate based on Executive’s compensation under the Consulting Agreement at the time the consulting term is terminated.

7.	No Mitigation.

In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as otherwise provided herein, such amounts shall not be reduced whether or not Executive obtains other employment.

8.	Clawback.

All incentive compensation paid to Executive pursuant to this Agreement or otherwise in connection with Executive’s employment with Company shall be subject to forfeiture, recovery by Company or other action pursuant to any clawback or recoupment policy which Company may adopt from time to time.

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9.	Miscellaneous.

9.1              Valid Obligation. This Agreement has been duly authorized, executed and delivered by Company and has been duly executed and delivered by Executive and is a legal, valid and binding obligation of Company and of Executive, enforceable in accordance with its terms.

9.2              No Conflicts. Executive represents and warrants that the performance by Executive of the duties that are reasonably expected to be performed hereunder will not result in a material breach of any agreement to which Executive is a party.

9.3              Applicable Law. This Agreement shall be construed in accordance with the laws of the State of California (the “Applicable State Law”), without reference to California’s choice of law statutes or decisions.

9.4              Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity or enforceability of any other provision. If any provision of this Agreement shall be prohibited by or invalid under the Applicable State Law, the prohibited or invalid provision(s) shall be deemed severed herefrom and shall be unenforceable to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement. In the event any clause of this Agreement is deemed to be invalid, the parties shall endeavor to modify that clause in a manner which carries out the intent of the parties in executing this Agreement.

9.5              No Waiver. The waiver of a breach of any provision of this Agreement by any party shall not be deemed or held to be a continuing waiver of such breach or a waiver of any subsequent breach of any provision of this Agreement or as nullifying the effectiveness of such provision, unless agreed to in writing by the parties.

9.6              Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section), or by commercial overnight delivery service, to the parties at the addresses set forth below:

To Company:	3D Systems Corporation
333 Three D Systems Circle
Rock Hill, South Carolina 29730
Attention: Chairman of the Board of Directors

To Executive:	At the address and/or fax number most recently contained in Company’s records

Notices shall be deemed given upon the earliest to occur of (i) receipt by the party to whom such notice is directed, if hand delivered; (ii) if sent by facsimile machine, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Central Time and, if sent after 5:00 p.m. Central Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; or (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial carrier if sent by commercial overnight delivery service. Each party, by notice duly given in accordance therewith may specify a different address for the giving of any notice hereunder.

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9.7              Assignment of Agreement. This Agreement shall be binding upon and inure to the benefit of Executive and Company, their respective successors and permitted assigns and Executive’s heirs and personal representatives. Executive may not assign any rights or obligations hereunder to any person or entity without the prior written consent of Company. This Agreement shall be personal to Executive for all purposes.

9.8              Entire Agreement; Termination of Prior Agreements; Amendments. Subject to the immediately following sentence and except as otherwise provided herein, this Agreement contains the entire understanding between the parties, and there are no other agreements or understandings between the parties with respect to Executive’s employment by Company and Executive’s obligations thereto other than Executive’s indemnification or related rights under Company’s certificate of incorporation or Bylaws or under any indemnification agreement between Company and Executive and Executive’s rights under any equity incentive plans or bonus plans of Company. The agreements designated for termination on Exhibit “A” attached hereto are hereby terminated, and Executive releases the Company of and from any and all liability or further obligation in connection with such agreements, and the agreements designated on Exhibit “A” attached hereto as surviving the making of this Agreement shall survive the making of this Agreement. Executive acknowledges that Executive is not relying upon any representations or warranties concerning Executive’s employment by Company except as expressly set forth herein. No amendment or modification to the Agreement shall be valid except by a subsequent written instrument executed by the parties hereto.

9.9              Dispute Resolution and Arbitration. The following procedures shall be used in the resolution of disputes:

9.9.1        Dispute. In the event of any dispute or disagreement between the parties under this Agreement (excluding an action for injunctive or declaratory relief as provided in Section 6.12), the disputing party shall provide written notice to the other party that such dispute exists. The parties will then make a good faith effort to resolve the dispute or disagreement. If the dispute is not resolved upon the expiration of fifteen (15) days from the date a party receives such notice of dispute, the entire matter shall then be submitted to arbitration as set forth in Section 9.9.2.

9.9.2        Arbitration. Should any legal claim (other than those excepted below) arising out of or in any way relating to this Agreement or Executive's employment or the termination of Executive's employment not be resolved by negotiation or mediation, it shall be subject to binding and final arbitration in Rock Hill, South Carolina, which is in York County. The fees of the arbitrator and any other fees for the administration of the arbitration that would not normally be incurred if the action were brought in a court of law shall be paid by Company.  However, Executive shall be required to pay the amount of those fees equal to that which Executive would have been required to pay to file a lawsuit in court. Any demand for arbitration shall be in writing and must be communicated to the other party prior to the expiration of the applicable statute of limitations. Unless otherwise provided herein, the arbitration shall be conducted by a single arbitrator in accordance with the Employment Arbitration Rules and Mediation Procedures published by the American Arbitration Association. If the arbitrator selected as set forth herein determines that this location constitutes a significant hardship on the Executive and constitutes an impermissible barrier to Executive’s efforts to enforce Executive’s statutory or contractual rights, such arbitration may be conducted in some other place determined to be reasonable by the arbitrator. The arbitrator shall be selected by mutual agreement of the parties. If the parties cannot agree on an arbitrator within thirty (30) days after written request for arbitration is made by one party to the controversy, a neutral arbitrator shall be appointed according to the procedures set forth in the American Arbitration Association Employment Arbitration Rules and Mediation Procedures. In rendering the award, the arbitrator shall have the authority to resolve only the legal dispute between the parties, shall not have the authority to abridge or enlarge substantive rights or remedies available under existing law, and shall determine the rights and obligations of the parties according to the substantive laws of the Applicable State Law and any applicable federal law. In addition, the arbitrator's decision and award shall be in writing and signed by the arbitrator, and accompanied by a concise written explanation of the basis of the award. The award rendered by the arbitrator shall be final and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The arbitrator is authorized to award any party a sum deemed proper for the time, expense, and trouble of arbitration, including arbitration fees and attorneys’ fees.

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9.9.3        Types of Claims. All legal claims brought by Executive or Company related to this Agreement, the employment relationship, terms and conditions of Executive’s employment, and/or termination from employment are subject to this dispute resolution procedure. These include, by way of example and without limitation, any legal claims based on alleged discrimination or retaliation on the basis of race, sex (including sexual harassment), religion, national origin, age, disability or other protected classification, whether based on state or federal law; payment of wages, bonuses, or commissions; workers’ compensation retaliation; defamation; invasion of privacy; infliction of emotional distress and/or breach of an express or implied contract. Disputes and actions excluded from Section 9.9 are: (1) claims for workers’ compensation or unemployment benefits; (2) claims for benefits under a Company plan or program that provides its own process for dispute resolution; (3) claims for declaratory or injunctive relief (any such proceedings will be without prejudice to the parties’ rights under Section 9.9 to obtain additional relief in arbitration with respect to such matters); (4) claims for unfair labor practices filed with the National Labor Relations Board; and (5) actions to compel arbitration or to enforce or vacate an arbitrator's award under Section 9.9, such action to be governed by the Federal Arbitration Act (“FAA”) and the provisions of Section 9.9. Nothing in this Agreement shall be interpreted to mean that Executive is precluded from filing complaints with the Equal Employment Opportunity Commission, the National Labor Relations Board or any similar state or federal agency. Any controversy over whether a dispute is arbitrable or as to the interpretation of Section 9.9 with respect to such arbitration will be determined by the arbitrator.

9.10          Survival. For avoidance of doubt, the provisions of Sections 4.5, 5, 6, 8 and 9 of this Agreement shall survive the expiration or earlier termination of the Employment Period.

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9.11          Headings. Section headings used in this Agreement are for convenience of reference only and shall not be used to construe the meaning of any provision of this Agreement.

9.12          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Signatures delivered via facsimile or electronic file shall be the same as original signatures.

9.13          Taxes. Executive shall be solely responsible for taxes imposed on Executive by reason of any compensation and benefits provided under this Agreement and all such compensation and benefits shall be subject to applicable withholding.

9.14          Section 409A of the Code. It is intended that this Agreement will comply with Section 409A of the Code (and any regulations and guidelines issued thereunder) to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. If an amendment of the Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. No action or failure by Company in good faith to act, pursuant to this Section 9.14, shall subject Company to any claim, liability, or expense, and Company shall not have any obligation to indemnify or otherwise protect Executive from the obligation to pay any taxes pursuant to Section 409A of the Code.

In addition, notwithstanding any provision to the contrary in this Agreement, if Executive is deemed on the date of Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (the “Delayed Payments”), such payment shall not be made prior to the earlier of (i) the expiration of the six (6) month period measured from the date of Executive’s “separation from service” and (ii) the date of Executive’s death. Any payments due under this Agreement other than the Delayed Payments shall be paid in accordance with the normal payment dates specified herein. In no case will the delay of any of the Delayed Payments by Company constitute a breach of Company’s obligations under this Agreement. For the provision of payments and benefits under this Agreement upon termination of employment, reference to Executive’s “termination of employment” (and corollary terms) with Company shall be construed to refer to Executive’s “separation from service” from Company (as determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by Company) in tandem with Executive’s termination of employment with Company.

In addition, to the extent that any reimbursement or in-kind benefit under this Agreement or under any other reimbursement or in-kind benefit plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or in-kind benefit in one calendar year may not affect the amount eligible for reimbursement or in-kind benefit in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit, and (iii) subject to any shorter time periods provided herein, any such reimbursement of an expense or in-kind benefit must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

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If the sixty (60)-day period following a “separation from service” begins in one calendar year and ends in a second calendar year (a “Crossover 60-Day Period”), then any severance payments that would otherwise occur during the portion of the Crossover 60-Day Period that falls within the first year will be delayed and paid in a lump sum during the portion of the Crossover 60-Day Period that falls within the second year.

9.15          Limitation on Payments.

9.15.1    Parachute Payments. In the event that the payments and benefits provided for in this Agreement or other payments and benefits payable or provided to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 9.15, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s payments and benefits under this Agreement and other payments or benefits (the “280G Amounts”) will be either:

(i)                 delivered in full, or

(ii)               delivered as to such lesser extent which would result in no portion of such payments or benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of 280G Amounts, notwithstanding that all or some portion of the 280G Amounts may be taxable under Section 4999 of the Code.

9.15.2    Reduction Order. In the event that a reduction of 280G Amounts is being made in accordance with Section 9.15.1, the reduction will occur, with respect to the 280G Amounts considered parachute payments within the meaning of Section 280G of the Code, in the following order:

(i)                 reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced);

(ii)               cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Code Section 280G in the reverse order of date of grant of the awards (that is, the most recently granted equity awards will be cancelled first);

(iii)             reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and

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(iv)             reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced).

In no event will Executive have any discretion with respect to the ordering of payments.

9.15.3    Accounting or Valuation Firm. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 9.15 will be made in writing by a nationally recognized accounting or valuation firm (the “Firm”) selected by the Company, whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 9.15, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 9.15. The Company will bear all costs and make all payments for the Firm’s services relating to any calculations contemplated by this Section 9.15.

9.16          Payment by Subsidiaries. Executive acknowledges and agrees that Company may satisfy its obligations to make payments to Executive under this Agreement by causing one or more of its subsidiaries to make such payments to Executive. Executive agrees that any such payment made by any such subsidiary shall fully satisfy and discharge Company’s obligation to make such payment to Executive hereunder (but only to the extent of such payment).

[ Signature Page to Follow ]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written, to be effective at the Effective Date.

EXECUTIVE

/s/ Charles W. Hull
Charles W. Hull

3D Systems Corporation

/s/ Andrew M. Johnson
By:	Andrew M. Johnson
Title:	Executive Vice President, Chief Legal Officer & Secretary

EXHIBIT A

PRIOR AGREEMENTS

The parties acknowledge and agree that, as of the Effective Date of this Agreement, the Consulting Agreement, dated February 28, 1999, by and among 3D Systems Corporation, 3D Systems, Inc., and Charles W. Hull is not legally effective; provided, however, that such Consulting Agreement may again become legally effective pursuant to and as amended by Section 5 of this Agreement.

Agreements that terminate upon execution and delivery of this Agreement:

1.	Employment Agreement, dated March 1, 1994, by and among 3D Systems Corporation, 3D Systems, Inc., and Charles W. Hull, as amended by the Amendment to Employment Agreement, dated April 17, 1997.

2.	California Employee Confidentiality, Non-Compete, Non-Solicitation and Arbitration Agreement, by and between 3D Systems Corporation and Charles W. Hull, dated June 24, 2015

Agreements that survive the making of this Agreement:

1.	Code of Conduct for Senior Financial Executives and Directors

2.	Code of Ethics for Senior Financial Executives and Directors

Stock Awards to Be Amended Pursuant to Section 3.6 of the Employment Agreement:

1.	Restricted Stock Purchase Agreement, dated November 18, 2013, by and between 3D Systems Corporation and Charles W. Hull

2.	Restricted Stock Purchase Agreement, dated November 17, 2014, by and between 3D Systems Corporation and Charles W. Hull

3.	Restricted Stock Award Agreement, dated November 13, 2015, by and between 3D Systems Corporation and Charles W. Hull

EXHIBIT B

FORM OF AMENDMENTS